Exhibit (j)

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

FUND OF HEDGE FUNDS CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT (the “Agreement”) is made as of October 4, 2010, by and between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”), [the Funds] (“Customer”), a company registered under the Investment Company Act of 1940, as amended.

BACKGROUND

A.	The Customer invests principally in shares, units and other interests (“Interests”) of underlying investment funds (the “Underlying Funds”).

B.	The Customer also will or may from time-to-time own cash and short-term cash management investments, securities and other financial instruments received from or with respect to an investment in an Underlying Fund, and swap, forward, futures, repurchase or other privately negotiated or publicly traded agreements relating to financial instruments.

C.	Aetos Alternatives Management, LLC (the “Manager”) manages the Customer’s assets and is authorized to make investment decisions for the Customer.

D.	The Customer wishes to retain J.P. Morgan to provide custody services for the Customer’s assets, and J.P. Morgan wishes to furnish such custody services, as more fully described herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I: DEFINITIONS

1. DEFINITIONS.

(a)	“Administrator” means HedgeServ Limited, or any other entity or entities designated as such in Written Instructions.

(b)	“Agreement” means this Custodial Agreement, as it may be amended from time to time, and includes all schedules and exhibits to this Custodial Agreement, as they may be amended from time to time.

(c)	“Authorized Person” means any person authorized by the Customer, including but not limited to employees of the Manager or Administrator, to give Written Instructions to J.P. Morgan on behalf of the Customer, and listed on Schedule B. An Authorized Person’s scope of authority may be limited by setting forth such limitation in Schedule B. Schedule B may be amended only upon Written Instructions.

(d)	“Book-Entry System” means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees, and any book-entry system maintained by an exchange registered with the SEC under the Securities Exchange Act of 1934, as amended.

(e)	“Confidential Information” means and includes all non-public information concerning Customer or the Accounts which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

(f)	“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. “Financial Asset” does not include cash.

(g)	“Indemnitees” has the meaning provided in Section 14 of this Agreement.

(h)	“Interests” means the shares, units and other interests of the Underlying Funds, either onshore or offshore, in which the Customer invests or proposes to invest.

(i)	“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

(j)	“Property” means:

(i)	any and all cash, securities and other investment items and financial instruments owned by the Customer, which the Customer may from time to time deposit, or cause to be deposited, with J.P. Morgan or which J.P. Morgan may from time to time hold for the Customer;

(ii)	all income and distributions, whether in cash or in kind, in respect of any Property identified in clause (i);

(iii)	all proceeds, whether in cash or in kind, from the sale or other disposition of any Property identified in clause (i);

(iv)	all proceeds, whether in cash or in kind, from the sale of securities issued by the Customer, which are received by J.P. Morgan from or on behalf of the Customer;

(v)	all proceeds from the Customer’s loans, borrowings or other financings pursuant to which cash, securities or other investment items are received by J.P. Morgan for or on behalf of the Customer; and

(vi)	any other assets or other property of the Company that J.P. Morgan agrees to hold for the Customer.

(k)	“SEC” means the United States Securities and Exchange Commission.

(l)	“Securities” means “Interests” as defined in Article 1 Section 1(h) and any other property as may be acceptable to J.P. Morgan for the Securities Account.

(m)	“Securities Account” means each Securities custody account on J.P. Morgan’s records to which Financial Assets are or may be credited under this Agreement.

(n)	“Underlying Fund” means underlying funds and/or portfolios, including without limitation managed accounts and offshore funds in which the Customer has invested or will or may invest.

(o)	“Written Instructions” means written instructions (1) on the form attached hereto as Exhibit 2 (or a different form the use of which must be approved by J.P. Morgan in its sole and absolute discretion) delivered by facsimile sending device to the facsimile number indicated on Exhibit 2 and signed by an Authorized Person, and receipt of which has been acknowledged by J.P. Morgan, and (2) instructions transmitted via JPMAccess as set forth on Schedule C.

ARTICLE II: APPOINTMENT, RIGHTS AND RESPONSIBILITIES OF J.P. MORGAN

2. APPOINTMENT.

(a)	The Customer hereby appoints J.P. Morgan to provide the custody services provided for in this Agreement to the Customer, and J.P. Morgan accepts such appointment and agrees to furnish such services, as set forth in this Agreement.

(b)	J.P. Morgan shall perform the custody services set forth in Schedule A hereto. J.P. Morgan may sub-contract with affiliates and/or third parties to perform any or all of the services to be performed by J.P. Morgan hereunder.

(c)	In performing its duties hereunder, J.P. Morgan shall have the authority to do all acts J.P. Morgan reasonably determines are necessary, proper or convenient for it to perform its obligations under this Agreement.

(d)	J.P. Morgan undertakes to perform only such duties as are expressly set forth herein and no duties or obligations shall be implied. In performing these duties, J.P. Morgan shall have no liability under, and no duty to inquire as to the provisions of, any agreement or document other than this Agreement. J.P. Morgan shall have no duty to solicit any payments which may be due it or the Customer.

3. INSTRUCTIONS.

(a)	Written Instructions will be required for any action requested of J.P. Morgan, including without limitation those transactions described in Section 4 of Schedule A hereto, and except for those transactions described in Section 6 of Schedule A hereto.

(b)	Written Instructions shall not be deemed received by J.P. Morgan until the Customer or Manager has received email confirmation of trade acceptance from J.P. Morgan.

(c)	J.P. Morgan shall be entitled to rely upon any Written Instructions it receives from an Authorized Person (or from a person reasonably believed by J.P. Morgan to be an Authorized Person) pursuant to this Agreement.

(d)	J.P. Morgan may assume that any Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Customer or of any vote, resolution, or proceeding of the Customer’s Board of Managers, and that the Customer and, to the extent applicable, the Manager are authorized to take the actions specified in the Written Instructions, unless and until J.P. Morgan receives Written Instructions to the contrary.

(e)	J.P. Morgan shall promptly notify an Authorized Person if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to J.P. Morgan. J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.

(f)	J.P. Morgan shall have no duty to inquire into or investigate the validity, accuracy or content of any Written Instructions.

(g)	The Customer acknowledges that J.P. Morgan will verify all cash movement instructions via telephone with an Authorized Signer other than the Authorized Signer transmitting the instructions, for all cash movement instructions not received via the electronic transaction reporting system set forth on Schedule C, which requires the use of a password or other authorized identifier in order to gain access.

(h)	Unless otherwise agreed to in writing by J.P. Morgan and the Customer, Written Instructions must be received by J.P. Morgan at least three (3) business days prior to the business day on which the Customer wishes J.P. Morgan to perform pursuant to the Written Instructions. Written Instructions received after such date shall be executed on a reasonable efforts basis by J.P. Morgan, however, J.P. Morgan shall have no liability whatsoever for failure to perform pursuant to such Written Instructions.

(i)	The Customer acknowledges that where Written Instructions require J.P. Morgan to prepare and submit forms, letters or other writings to third parties on behalf of the Customer, including but not limited to subscription agreements, redemption requests, stock transfers and exchanges of cash for Interests or Interests in one Underlying Fund for Interests in another Underlying Fund, (“Writings”) J.P. Morgan will prepare but will not submit such Writings unless and until the Writings have been approved by an Authorized Person, which approval may take the form of a signed writing or e-mail from an Authorized Person. The Customer agrees to make available Authorized Persons during normal business hours to review and approve such Writings for J.P. Morgan. The Customer acknowledges that J.P. Morgan shall not be liable for failure to perform its obligations with respect to Writings if such failure results from any delay, error, unavailability or non-approval by the Customer or Authorized Person of the Customer. J.P. Morgan shall exercise its reasonable efforts to provide Writings to the Customer for approval as soon as reasonably practicable following J.P. Morgan’s receipt of Written Instructions.

(j)	J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so, or otherwise as soon as practicable after that day.

4. RIGHT TO RECEIVE ADVICE.

(a)	ADVICE OF THE CUSTOMER. If J.P. Morgan is in doubt as to any action it should or should not take, J.P. Morgan may request and be entitled to rely upon directions or advice from the Customer, the Manager or their designated agents, including but not limited to Written Instructions.

(b)	ADVICE OF COUNSEL. If J.P. Morgan is in doubt as to any action it should or should not take, J.P. Morgan may request and, upon notice to the Customer that J.P. Morgan has engaged counsel in connection with the action at issue, be entitled to rely upon advice from counsel of its own choosing (who may be counsel for the Manager, the Customer, or J.P. Morgan, at the option of J.P. Morgan), and such cost shall be borne by the Customer.

(c)	CONFLICTING ADVICE. In the event of a conflict between directions or advice or Written Instructions J.P. Morgan receives from the Customer or the Manager, and the advice it receives from counsel, J.P. Morgan will inform the Customer and the Manager of the conflict and make reasonable commercial efforts to resolve the conflict; provided that, J.P. Morgan, if unable to resolve the conflict within a reasonable period of time, shall be entitled to rely upon and follow the advice of counsel.

(d)

PROTECTION OF J.P. MORGAN. Notwithstanding any other provision in this Agreement to the contrary, J.P. Morgan shall be indemnified by the Customer and held without liability for any action J.P. Morgan takes or does not take in reliance upon directions or advice or Written

Instructions J.P. Morgan receives from or on behalf of the Customer or the Manager or from counsel and which J.P. Morgan believes, in good faith, to be consistent with those directions or advice or Written Instructions. Nothing in this Agreement shall be construed so as to impose an obligation upon J.P. Morgan (i) to seek such directions or advice or Written Instructions, or (ii) to act in accordance with such directions or advice or Written Instructions.

ARTICLE III: RIGHTS AND RESPONSIBILITIES OF THE CUSTOMER AND THE MANAGER

5. DELIVERY OF THE PROPERTY.

(a)	During the period during which this Agreement is effective, the Customer will:

(i)	deliver or provide for the delivery to J.P. Morgan of all of the Customer’s tangible Property that is subject to this Agreement, including without limitation cash, certificated securities, and other certificated financial instruments;

(ii)	deliver or provide for the delivery to J.P. Morgan evidence satisfactory to J.P. Morgan of the Customer’s ownership of all uncertificated securities that are the subject of this Agreement, including without limitation: (A) executed subscription agreements or similar documents evidencing the Customer’s ownership of Interests, as well as any subsequent subscription or similar agreements to purchase additional Interests in an Underlying Fund in which the Customer previously had invested, and any redemption or similar agreements or notices to redeem or otherwise dispose of Interests previously owned by the Customer; and (B) evidence of the Customer’s ownership of securities held through a Book-Entry System;

(iii)	deliver or provide for the delivery to J.P. Morgan evidence satisfactory to J.P. Morgan of the Customer’s ownership of all other uncertificated financial instruments that are subject to this Agreement; and

(iv)	deliver or provide for the delivery to J.P. Morgan any other Property owned by the Customer that is subject to this Agreement, and any other evidence of ownership of Property by the Customer that is subject to this Agreement, in either case in a form and manner satisfactory to J.P. Morgan.

(b)	J.P. Morgan is not responsible for any Property or any other items referred to in Section 5(a) until actual receipt by J.P. Morgan.

(c)	The Customer hereby authorize J.P. Morgan to hold any and all such Property and other items in the name of J.P. Morgan, or any designee of J.P. Morgan, for the benefit of the Customer.

6. DELIVERY OF DOCUMENTS.

(a)	At the request of J.P. Morgan, the Customer will provide J.P. Morgan with the following (and on an ongoing basis, with any updates, revisions, amendments, restatements or replacements to the following):

(i)	documents regarding the formation and continued good-standing of the Customer under the laws of its jurisdiction of formation, as well as documents authorizing the transactions contemplated herein;

(ii)	a copy of the Customer’s most recent offering memorandum;

(iii)	a copy of any other significant agreements entered into by the Customer, or other documents that have an impact, or impose limitations, on the conduct of the Customer’s business or the provision of services by J.P. Morgan; and

(iv)	any opinions from a lawyer or accountant that relate to the Services described in this Agreement; and

(v)	any other documents concerning the Customer or the Manager that the Bank may reasonably request.

(b)	The Customer hereby agrees and acknowledges that: (i) any such documents and other information provided to J.P. Morgan will be for J.P. Morgan’s informational purposes only; (ii) J.P. Morgan has no obligation to review any of these documents and any other information, in whole or in part; and (iii) if J.P. Morgan does review any of these documents or any other information, in whole or in part, J.P. Morgan has no obligation to take any action as a result of that review, including without limitation, advising the Customer of any actions that it should take or should refrain from taking.

7. ADDITIONAL PROVISIONS RELATING TO THE CUSTOMER

7.1	Representations of the Customer and J.P. Morgan

(a)	The Customer represents and warrants that

(i)	it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use J.P. Morgan as its custodian in accordance with the terms of this Agreement and grant a lien over Financial Assets as contemplated by Section 13.2;

(ii)	assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement;

(iii)	it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan;

(iv)	J.P. Morgan may rely upon the certification of such other facts as may be required to administer J.P. Morgan obligations under this Agreement and the Customer shall indemnify J.P. Morgan against all losses, liability, claims or demands arising directly or indirectly from any such certifications; and

(v)	it is domiciled in the United States and shall notify J.P. Morgan of any changes in its domicile.

(b)	J.P. Morgan represents and warrants that

(i)	assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms; and

(ii)	it has full power and authority to enter into and perform, and has taken all necessary corporate action to authorize the execution and performance, of this Agreement.

(c)	The Customer shall at all times and at their own cost and expense comply with all applicable laws, rules, and regulations, including without limitation all laws, rules and regulations applicable to their exercise of any of their rights and obligations hereunder.

(d)	The Customer represent and warrant that the Customer owns, and will at all times own, all Property provided to J.P. Morgan for custody services under this Agreement, subject only to liens and encumbrances created as part of the Customer’s business.

7.2	The Customer to Provide Certain Information to J.P. Morgan

Upon request, the Customer will promptly provide to J.P. Morgan such information about itself and its financial status as J.P. Morgan may reasonably request, including the Customer’s organizational documents and its current audited and unaudited financial statements. Upon J.P. Morgan’s request, the Customer shall provide to J.P. Morgan such similar information concerning any person other than the Customer in whose name any Account is opened.

ARTICLE IV: TREATMENT OF BOOKS, RECORDS AND CONFIDENTIAL INFORMATION

8. RECORDS; VISITS.

(a)	Subject to Section 9, the Customer is entitled to receive, at its own cost and expense and upon reasonable notice to J.P. Morgan, copies of any or all books and records pertaining to the Customer that:

(i)	are in the possession or under the control of J.P. Morgan; and

(ii)	have been prepared by the Customer, the Manager or third parties and provided to J.P. Morgan by or on behalf of the Customer, or have been distributed to the Customer, the Manager or third parties by J.P. Morgan.

(b)	The books and records described in Section 8(a) (i) and (ii) shall, to the extent applicable be prepared and maintained in all material respects as required by applicable laws, rules, and regulations.

(c)	J.P. Morgan reserves the right to maintain originals or copies of all books and records relating to the Customer or the Manager for J.P. Morgan’s own use.

(d)	The Customer and Authorized Persons shall have access to the Customer’s books and records described in Section 8(a) (i) and (ii) upon reasonable prior written notice, during J.P. Morgan’s normal business hours.

9. CONFIDENTIALITY

(a)	Subject to Section 9 (b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, or with the consent of the Customer.

(b)	The Customer authorizes J.P. Morgan to disclose Confidential Information to any of the following person that J.P. Morgan reasonably believes is subject to a confidentiality obligation similar in scope to that set forth in Section 9(a):

(i)	any subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that J.P. Morgan believes it is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its Affiliates and branches; and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax claim.

(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions, including, without limitation, any commercial terms, of this Agreement in confidence.

10. J.P. MORGAN’S SYSTEM/OWNERSHIP OF PROPERTY.

J.P. Morgan shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters (whether or not a patent or copyright application has been filed or approved), concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by J.P. Morgan in connection with the services provided by J.P. Morgan to the Customer.

11. DISASTER RECOVERY.

J.P. Morgan shall make commercially reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, J.P. Morgan shall take commercially reasonable steps to minimize service interruptions. J.P. Morgan shall have no liability with respect to the loss of data or service interruptions or any fees, expenses, losses or damages caused by, or suffered as a consequence of, equipment failure provided such loss or interruption is not caused by J.P. Morgan’s own willful misconduct, fraud or gross negligence.

12. COOPERATION WITH ACCOUNTANTS.

J.P. Morgan shall reasonably cooperate with the Customer’s independent public accountants and shall use its reasonable efforts to make the requested information available to such accountants as reasonably requested by the Customer. Any costs incurred by J.P. Morgan in complying with this Section 12 shall be paid by the Customer.

ARTICLE V: FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN

13. FEES AND EXPENSES

13.1	Fees and Expenses Payable to J.P. Morgan

(a)	The Customer will pay J.P. Morgan for its services under this Agreement such fees as may be agreed upon in writing from time to time, together with J.P. Morgan ‘s reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. Invoices will be payable within thirty (30) days of the date of the invoice. If the Customer disputes an invoice it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the Cash Account except to the extent that the Customer has objected to the invoice within thirty (30) days of the date of the invoice (or such other period as the parties may agree in writing). Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

13.2	J.P. Morgan’s Right Over Securities; Set-off

(a)	Without prejudice to J.P. Morgan’s rights under Applicable Law, Customer grants to J.P. Morgan a security interest in and a lien on the Financial Assets held in the Securities Account as security for any and all Liabilities outstanding from time to time (whether actual or contingent) of Customer to J.P. Morgan or any of its Affiliates and J.P. Morgan shall be entitled without notice to Customer, to withhold delivery of such Financial Assets, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such Liabilities. For this purpose, J.P. Morgan may make such currency conversions as may be necessary at its then current rates for the sale and purchase of relevant currencies.

(b)	Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan may set off against any amount owing by Customer to J.P. Morgan or any of its Affiliates any amount in any currency standing to the credit of any of Customer’s accounts (whether deposit or otherwise) with any J.P. Morgan branch or office or with any Affiliate of J.P. Morgan. For this purpose, J.P. Morgan shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

ARTICLE VI: INDEMNIFICATION AND LIABILITY

14. INDEMNIFICATION.

(a)	The Customer agrees to indemnify, defend and hold harmless J.P. Morgan and its affiliates, (including their respective officers, directors, agents, and employees (the “Indemnitees”) from all loss, liability or expense, including the fees and expenses of in-house or outside counsel) arising out of or in connection with:

(i)	J.P. Morgan’s execution and performance of this Agreement, except in the case of any Indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such Indemnitee, or

(ii)	its following any Written Instruction or other notice, instruction, direction or request furnished to J.P. Morgan, except to the extent that it’s following any Written Instruction or other notice, instruction, direction or request is expressly forbidden by this Agreement.

(iii)	any J.P. Morgan Indemnitees’ status as a holder of record of the Customer’s Financial Assets.

(b)	The foregoing indemnities shall survive the resignation or removal of J.P. Morgan or the termination of this Agreement.

(c)	The Customer hereby grants J.P. Morgan a lien on, right of set off against and security interest in the Property for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

15. LIABILITY OF J.P. MORGAN

15.1	Standard of Care; Liability

(a)	J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b)	J.P. Morgan will be liable for the Customer’s direct damages to the extent they result from J.P. Morgan’s fraud, negligence or wilful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts (as defined in Section 1 of Schedule A annexed hereto), J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as custodian.

(c)	Without limiting Subsections 15.1(a) or (b), the Customer agrees that J.P. Morgan provides no service in relation to, and therefore has no duty or responsibility to:

(i)	question Instructions or make any suggestions to the Customer or an Authorized Person regarding such Instructions;

(ii)	supervise or make recommendations with respect to investments or the retention of Financial Assets;

(iii)	advise the Customer or an Authorized Person regarding any default in the payment of principal or income of any Security

(iv)	evaluate or report to the Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which J.P. Morgan is instructed to deliver Financial Assets or cash.

15.2	Force Majeure

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its custody business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), malfunction of equipment or software (except where such malfunction is primarily attributable to J.P. Morgan’s gross negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any other cause beyond the reasonable control of J.P. Morgan (including, without limitation, the non-availability of appropriate foreign exchange).

15.3	J.P. Morgan May Consult With Counsel

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of law, regulation or market practice (which may be the professional advisers of the Customer), and will not be liable to the Customer under this Agreement for any action taken or omitted in good faith pursuant to such advice.

The Customer understands and accepts that:

(i)	J.P. Morgan relies solely on information provided by the managers or administrators of the Underlying Funds and does not independently verify or test such information. Prices of interests in Underlying Funds are provided by the Underlying Funds or third parties. Holdings for which prices are not readily available may be priced by the Manager. The Bank is not responsible for reviewing the reliability of prices or other information received from these sources. The Bank takes no responsibility, and shall have no responsibility, for the valuations given to the Customer’s holdings in Underlying Funds, and shall have no liability therefor.

(ii)	the Bank relies on statements of holdings in Underlying Funds as evidence of the existence of such holdings and has no duty to enquire beyond such statements. The Bank is not responsible for reviewing the reliability of the description or prices of these holdings. To the maximum extent permitted by law, the Bank expressly disclaims any liability to the Manager or any person for the accuracy, timeliness, completeness or availability of such information. Furthermore, the Bank shall not be liable to the Manager, the Customer or any other person for any loss resulting from reliance in whole or in part by the Manager, the Customer or any other person on such information.

ARTICLE VII: TERMINATION

16. DURATION AND TERMINATION.

(a)	This Agreement shall continue until terminated by the Customer or by J.P. Morgan, on sixty (60) calendar days’ prior written notice to the other party or parties.

(b)	J.P. Morgan may terminate this Agreement at any time, upon prior written notice if J.P. Morgan reasonably determines, in its sole discretion, that:

(i)	the Customer has acted fraudulently, with negligence or with willful misconduct with respect to the Property;

(ii)	the Customer fails to receive an audit opinion, or receives an audit opinion with a “going concern” or similar significant qualification; or

(iii)	continuation of this Agreement could cause J.P. Morgan or any of its affiliates to be deemed to have acted illegally, or to incur civil or criminal liability .

(c)
(i)	Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;
(ii)	Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(d)	In the event this Agreement is terminated for any reason, J.P. Morgan shall deliver the Customer’s cash, securities, and any other Property to a successor custodian chosen by the Customer, or if no successor has been identified, to a bank or trust company (including without limitation, J.P. Morgan or an affiliate of J.P. Morgan) of J.P. Morgan’s choice and at the Customer’s expense. J.P. Morgan will in any event be entitled to deduct any amounts owing to it prior to delivery of the Property (and, accordingly, J.P. Morgan will be entitled to sell Property (as in (e) below) and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse J.P. Morgan promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. J.P. Morgan shall have a security interest in and shall have a right of setoff against the Property as security for the payment of such fees, compensation, costs, and expenses.

(e)

J.P. Morgan also may, prior to making any delivery or payment of assets on termination (or otherwise), liquidate any Property (at the Customer’s expense and in J.P. Morgan’s sole discretion) and use the proceeds of that liquidation to pay any or all amounts it is owed hereunder, upon ten (10) calendar days prior written notice to the Customer (unless the Customer pays all amounts owed to J.P. Morgan prior to the end of that 10-day period).

(f)	Sections 1, 9, 13, 14, 15 and 23 shall survive termination of this Agreement. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

ARTICLE VIII: MISCELLANEOUS

17. NOTICES.

Notices shall be addressed (a) if to J.P. Morgan at One American Lane, Floor 1, Greenwich, Connecticut, 06831 Attention: Hedge Fund Custody Manager; and (b) if to the Customer and/or Manager, at 875 Third Avenue, New York, NY 10022 Attention Chief Compliance Officer; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic, hand, or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given when received by the party to whom the notice is directed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Any party may change the address listed in this Section 17 by written notice to each other party.

18. AMENDMENTS.

This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. DELEGATION; ASSIGNMENT.

Subsequent to the execution of the Agreement, J.P. Morgan may assign any or all of its rights and delegate any or all of its duties hereunder to any person or entity, including any affiliate of J.P. Morgan. The Customer may not assign this Agreement or any or all of its rights or obligations under the Agreement without obtaining the prior written consent of J.P. Morgan.

20. COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. FURTHER ACTIONS.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22. INSURANCE

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to the Customer upon written request.

23. OTHER.

(a)	ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)	NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, J.P. Morgan hereby disclaims all representations and warranties, express or implied, made to the Customer or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. J.P. Morgan disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)	NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Customer agrees not to adopt any policies which would adversely affect the obligations or responsibilities of J.P. Morgan hereunder without the prior written approval of J.P. Morgan, which approval shall not be unreasonably withheld.

(d)	CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)	SCHEDULES. Schedules A, B, C and the “US Dollar Funds Transfer” addendum attached to this Agreement form a part of the Agreement and may be amended from time to time by mutual agreement of the Customer and J.P. Morgan.

(f)	GOVERNING LAW AND JURISDICTION. This Agreement will be construed, regulated and administered under the laws of the U.S. or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The U.S. District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

(g)	SEVERABILITY; WAIVER; AND SURVIVAL

(i)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(ii)

Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(iii)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

(h)	COUNTERPARTS. This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

(i)	NO THIRD PARTY BENEFICIARIES. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

(j)	PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(k)	SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(l)	FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION (“J.P. MORGAN”)

By:

Title:

[The Funds] (“CUSTOMER”)

By:
Harold Schaaff

Title:	Managing Director

SCHEDULE A

DESCRIPTION OF SERVICES.

J.P. Morgan shall provide the following list of services to the Customer:

1. SET UP ACCOUNTS

(a)	J.P. Morgan will establish and maintain the following accounts (“Accounts”):

(i)	one or more Securities Accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) for Financial Assets, which may be held by J.P. Morgan or a Securities Depository for J.P. Morgan on behalf of the Customer, including as an Entitlement Holder; and

(ii)	one or more accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) (“Cash Account”) for any and all cash received by or on behalf of J.P. Morgan for the account of the Customer.

(b)	At the request of the Customer, additional Accounts may be opened in the future, and such additional Accounts shall be subject to the terms of this Agreement.

(c)	In the event that the Customer requests the opening of any additional Account for the purpose of holding collateral pledged by the Customer to a securities exchange, clearing corporation, or other central counterparty (a “Counterparty”) to secure trading activity by the Customer, or the pledge to a Counterparty of cash or individual Securities held in an Account, that Account (or the pledged cash or Securities) shall be subject to the collateral arrangements in effect between J.P. Morgan and the Counterparty in addition to the terms of this Agreement.

(d)	J.P. Morgan’s obligation to open Accounts pursuant to Schedule A. 1. “Set up Accounts” is conditional upon J.P. Morgan receiving such of the following documents as J.P. Morgan may require:

(i)	a certified copy of the Customer’s constitutional documents as currently in force;

(ii)	evidence reasonably satisfactory to J.P. Morgan of the due authorization and execution of this Agreement by the Customer (for example by a certified copy of a resolution of the Customer’s board of directors or equivalent governing body, substantially in the form set out in Schedule B);

2. SEGREGATION OF ASSETS; NOMINEE NAME

(a)	J.P. Morgan will identify in its books that Financial Assets credited to the Customer’s Securities Account belong to the Customer (except as otherwise may be agreed by J.P. Morgan and the Customer).

3. RECEIPTS AND DISBURSEMENT OF MONEY.

J.P. Morgan, acting upon Written Instructions, shall open and maintain separate accounts at an affiliate of J.P. Morgan, such accounts being in the name of J.P. Morgan as custodian for the Customer, using all cash received from or for the account of the Customer, subject to the terms of this Agreement, and any applicable deposit account agreement. J.P. Morgan shall make cash payments from or for the Accounts of the Customer only upon Written Instructions.

4. RECEIPT OF PROPERTY; SUB-CUSTODIANS.

(a)	J.P. Morgan shall hold all Property received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, . The Customer shall indicate in its Written Instruction with respect to Interests, that the Property being delivered (such as a subscription agreement, limited partnership or limited liability company agreement or other document) represents Interests in a particular Underlying Fund. All such Property shall be held or disposed of only upon Written Instructions of the Customer pursuant to the terms of this Agreement. J.P. Morgan shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such Property, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. Subject to Section 6(f) of this Schedule A, in no case may any member of the Manager or the Customer’s Board of Managers, or any officer, employee or agent of the Customer or Manager withdraw any securities without corresponding Written Instructions.

(b)	At J.P. Morgan’s own expense and for its own convenience, J.P. Morgan may enter into sub-custodian agreements with other banks or trust companies to perform duties described in this Section 4 with respect to domestic assets. Any such arrangement will not be entered into without prior written notice to Manager and the Customer.

(c)	In addition, J.P. Morgan may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will be entered into with prior written notice to Manager and the Customer.

(d)	J.P. Morgan shall remain responsible for the performance of all of its duties as described in this Agreement and shall hold Manager and the Customer harmless from its own acts or omissions, under the standards of care provided for herein, and from the acts and omissions of any sub-custodian chosen by J.P. Morgan under the terms of this Section 4.

5. SERVICES AND OBLIGATIONS WITH RESPECT TO INTERESTS.

(a)	All Interests held for the Customer which are issued or issuable only in registered form may be registered in the name of the Customer, J.P. Morgan, a sub-custodian, or any duly appointed nominee of the Customer, J.P. Morgan, or sub-custodian.

(b)	The Customer agrees to furnish to J.P. Morgan appropriate instruments to enable J.P. Morgan to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of another appropriate entity, any Interests which it may hold for the Accounts and which may from time to time be in the name of the Customer.

(c)	Upon Written Instructions from the Customer J.P. Morgan may purchase, redeem or transfer Interests and execute subscription agreements.

(d)	J.P. Morgan shall have no duty to review the completeness or substance of documents related to any Interests and shall have no authority to act on such documents without Written Instructions, unless otherwise provided in this Agreement.

(e)	J.P. Morgan is authorized to receive account statements, confirmations, notices and other correspondence and documents from the Underlying Funds regarding the Interests intended for the Customer. J.P. Morgan agrees to promptly forward to the Customer any and all of such items received.

(f)

Without limiting the foregoing, the Customer and the Manager agree that: (i) with respect to each subscription for Interests in any Underlying Fund, a document substantially in the form of Exhibit 1 (as J.P. Morgan may amend it from time to time) shall be attached to each subscription agreement by J.P. Morgan or the Customer and the Manager will provide to the general partner, manager, adviser, trustee or similar person or entity of the Underlying Fund a form of such document; and (ii) the accuracy and completeness of all information provided in a subscription agreement, investor questionnaire or similar document for an Underlying Fund is the sole responsibility of the Customer and the Manager, and not J.P. Morgan or its affiliates, regardless of whether J.P. Morgan or its affiliates assist in the completion of the subscription agreement, investor questionnaire or similar document.

6. TRANSACTIONS REQUIRING INSTRUCTIONS.

Upon receipt of Written Instructions and not otherwise, J.P. Morgan shall:

(a)	deliver any Property held for the Customer against the receipt of payment for the sale of such Property;

(b)	execute and deliver to such Underlying Funds as may be designated in Written Instructions, (i) subscription agreements and similar documents (including the form of Addendum to Subscription Agreement attached as Exhibit 1) for the purposes of effectuating a purchase of, or subscription for, Interests on behalf of the Customer, and (ii) redemption requests, transfer requests or similar documents for the purpose of effectuating a redemption or transfer of Interests on behalf of the Customer.

(c)	execute and deliver to such persons as may be designated in Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Customer as owner of any Property may be exercised;

(d)	deliver any Property to the issuer thereof, or its agent, when such Property is called, redeemed, retired or otherwise becomes payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to J.P. Morgan;

(e)	deliver any Property held for the Customer against receipt of other Property or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation or other entity, or the exercise of any conversion privilege;

(f)	deliver any Property held for the Customer to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation or other entity, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(g)	make such transfer or exchanges of the Property of the Customer and take such other steps as shall be stated in Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Customer;

(h)	release and deliver or exchange Property owned by the Customer in connection with any conversion of such securities or other Property, pursuant to their terms, into other securities or other Property;

(i)	release and deliver Property owned by the Customer for the purpose of redeeming in kind shares or units of the Customer upon delivery thereof to J.P. Morgan; and

(j)	release and deliver or exchange Property owned by the Customer for other purposes.

(k)

in connection with any grant of credit to the Customer by an affiliate of J.P. Morgan, to borrow money against the grant of a security interest in, lien on, charge over or pledge of the Property, for which purpose, the Customer hereby expressly authorizes such grant and pledge by J.P. Morgan on behalf of the Customer; provided that the Customer hereby also authorizes, directs and instructs

J.P. Morgan, as a standing instruction with respect to any such borrowing, that principal and interest charges on such borrowing shall be timely paid by J.P. Morgan to the lender, upon demand, out of the Property as the lender may require, shall in no event be payable by J.P. Morgan out of proprietary funds of J.P. Morgan, and such obligation for payment from the Property shall constitute an obligation secured hereunder by the security interest, lien on, pledge of and right of set-off against the Property granted to the lending affiliate of J.P. Morgan by the Customer.

7. REGISTRATION OF SECURITIES.

All securities held for the Customer which are issued or issuable only in registered form, shall be held by J.P. Morgan in registered form; all other securities held for the Customer may be registered in the name of the Customer, J.P. Morgan, the Book-Entry System, a sub-custodian, or any duly appointed nominee of the Customer, J.P. Morgan, Book-Entry System or sub-custodian, as long as the status of the assets as being in custody is preserved. The Customer reserves the right to instruct J.P. Morgan as to the method of registration and safekeeping of the securities of the Customer, subject to J.P. Morgan’s right to ensure that method preserves the status of the assets as being in the custody of J.P. Morgan. The Customer agrees to furnish to J.P. Morgan appropriate instruments to enable J.P. Morgan to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may hold for the Accounts and which may from time to time be registered in the name of the Customer.

8. TRANSACTIONS NOT REQUIRING INSTRUCTIONS.

In the absence of contrary Written Instructions, J.P. Morgan is authorized to take the following actions:

(a) RECEIPT OF INCOME AND OTHER PAYMENTS.

(i)	take all reasonable steps to receive for the account of the Customer, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Customer of such receipt and credit such income, as collected, to the Customer’s custodian account;

(ii)	receive and hold for the account of the Customer all Property received as a distribution on the Customer’s securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities or Property issued with respect to any Property belonging to the Customer and held by J.P. Morgan hereunder;

(iii)	take any action which may be necessary and proper in connection with the receipt of such income and other payments.

(b) MISCELLANEOUS TRANSACTIONS.

(i)	J.P. Morgan is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefore in the following cases:

(a)	for examination by a broker or dealer selling for the account of the Customer in accordance with street delivery custom;

(b)	for the exchange of interim receipts or temporary securities for definitive securities; and

(c)	for transfer of Property into the name of the Customer or J.P. Morgan or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity that, in any such case, the new Property is to be delivered to J.P. Morgan.

(ii)	unless and until J.P. Morgan receives Written Instructions to the contrary, J.P. Morgan shall:

(a)	pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Customer;

(b)	collect interest and cash dividends received, with notice to the Customer, to the account of the Customer;

(c)	hold for the account of the Customer all stock dividends, rights and similar securities issued with respect to any Property held by J.P. Morgan; and

(d)	execute as agent on behalf of the Customer all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any state now or hereafter in effect, inserting the Customer’s name on such certificate as the owner of the Property covered thereby, to the extent it may lawfully do so.

9. PURCHASES OF PROPERTY.

J.P. Morgan shall settle purchased securities upon receipt of Written Instructions that specify:

(a)	the name of the issuer and the title of the securities or other Property, including CUSIP number if applicable;

(b)	the number of shares or the principal amount or amount of the securities or other Property purchased and accrued interest, if any;

(c)	the date of purchase and settlement;

(d)	the purchase price per unit;

(e)	the total amount payable upon such purchase;

(f)	the name of the person from whom or the broker through whom the purchase was made. J.P. Morgan shall upon receipt of the securities or other Property purchased by or for the Customer release wires previously initiated by the Customer to pay out of the moneys held for the account of the Customer the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Written Instructions.

10. SALES OF PROPERTY. J.P. Morgan shall settle sold Property upon receipt of Written Instructions that specify:

(a)	the name of the issuer and the title of the securities or other Property, including CUSIP number if applicable;

(b)	the number of shares or principal amount or amount of securities sold, and accrued interest, if any;

(c)	the date of trade and settlement;

(d)	the sale price per unit;

(e)	the total amount payable to the Customer upon such sale;

(f)	the name of the broker through whom or the person to whom the sale was made;

(g)	the location to which the securities or other Property must be delivered and delivery deadline, if any; and

J.P. Morgan shall deliver the Property upon receipt of the total amount payable to the Customer upon such sale, provided that the total amount payable is the same as was set forth in the Written Instructions. Notwithstanding the other provisions thereof, J.P. Morgan may accept payment in such form as shall be satisfactory to it, and may deliver Property and arrange for payment in accordance with the customs prevailing among dealers in securities. It is understood that J.P. Morgan shall have no duty hereunder to solicit or request payment for any such sale.

11. REPORTS; PROXY MATERIALS.

(a) J.P. Morgan shall furnish to the Customer the following reports:

(1)	a monthly statement listing each portfolio security belonging to the Customer at the end of such month as indicated in the most recent final NAV statement received from each Underlying Fund and stating the balance as of the date of the report in any bank account opened in connection with this Agreement;

(2)	monthly statements regarding any bank accounts opened in connection with this Agreement; and

(3)	such other information as may be agreed upon from time to time between the Customer and J.P. Morgan.

(b) Neither J.P. Morgan nor its nominee shall vote any of the securities or other Property held pursuant to this Agreement by or for the account of the Customer, except in accordance with Written Instructions. J.P. Morgan shall transmit promptly to the Customer any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. J.P. Morgan shall be under no other obligation to inform the Customer as to such actions or events. For clarification, upon termination of this Agreement J.P. Morgan shall have no responsibility to transmit such material or to inform the Customer or any other person of such actions or events.

SCHEDULE B

List of Authorized Persons (All Transactions)

Name	Signature	Phone Number

Anne Casscells, Co-President

Michael Klein, Co-President

James Gibbons, Managing Director

Harold Schaaff, Managing Director

Additional Authorized Persons (Non-Investment Transactions Only)

Name	Signature	Phone Number

Scott Sawyer, Chief Financial Officer

Reid Conway, Chief Compliance Officer

A-1

SCHEDULE C

USE OF JPMORGAN ACCESS

JPMorgan Access is accessible through open networks such as the internet. The Customer acknowledges that there are certain security, corruption, transmission error and access availability risks associated with using such networks, and the Customer hereby expressly assumes such risks. The Customer shall make its own independent assessment of the adequacy of the internet and of the security procedures made available by J.P. Morgan. The Customer acknowledges and agrees that the selection and use by it of third party security and communications software and third party service providers is the sole responsibility of the Customer, and J.P. Morgan disclaims all risks related thereto, notwithstanding that J.P. Morgan may recommend certain security and/or communications software packages. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

Electronic Record Retention.

J.P. Morgan may retain its copy of any documents or items relating to the Customer’s accounts and Services (as defined below) in a form preserving an image of any such documents or items, including that of the Customer signature (whether electronic, digital, mechanical, magnetic or otherwise) as a regular business record and discard the original documents or items. The Customer waives any objection to the use of such records in lieu of their paper equivalents for any purpose and in any forum, venue or jurisdiction, including, without limitation, objections arising from J.P. Morgan’s role or acquiescence in the destruction of the originals.

Electronic Instructions.

J.P. Morgan may honor any instructions received by telecopier (facsimile), computer, internet or other electronic transmissions if J.P. Morgan reasonably believes such instructions to be genuine or if such instructions are received in accordance with any security procedures agreed upon by the Customer and J.P. Morgan or in accordance with any other agreements J.P. Morgan may have with the Customer regarding the acceptance of such instructions.

Software.

Certain Services may require the Customer’s use of computer software programs (“Software”) to be provided by or through J.P. Morgan, which are proprietary to J.P. Morgan and/or third parties. The Customer’s use of any Software in conjunction with the Services shall constitute the Customer’s consent to any software license, whether in written or electronic form, or to other terms and conditions delivered or made available to the Customer or contained in any applicable agreements.

1. Service. J.P. Morgan will provide to the Customer access to JPMorgan ACCESS (the “Service”), which is a browser-based platform that provides J.P. Morgan’s customers with integrated access to their account information and the ability to conduct certain financial transactions from a single application. All transactions and information requests submitted using the Service must be input in such format as is specified by J.P. Morgan and must be received prior to J.P. Morgan’s deadlines. J.P. Morgan reserves the right to modify the transactions available through JPMorgan ACCESS.

2. System Requirements. In order to communicate electronically with J.P. Morgan whether via the Internet, or otherwise, to access information or effect transactions with respect to the Service, the Customer shall utilize Software, including: security devices, which may include but shall not be limited to, authentication and/or encryption algorithms, identification codes, passwords, digital signatures and private keys (“Security Device(s)”) in conjunction with the Service. Software shall also include all released modifications or updates, or successor or substitute programs as may be provided by J.P. Morgan in its discretion to the Customer, recorded in any manner, and all whole or partial copies thereof in any form or medium (regardless of whether or not such copies are authorized hereunder). Furthermore, the Customer shall be bound by any terms of supplemental license agreement, if any, applicable to Software.

The Customer agrees to, at its sole expense: (a) procure and maintain all hardware, browsers, software and telecommunications equipment necessary to access the Service via the Internet, including any updates or upgrades required by J.P. Morgan in order to continue using the Service, in accordance with J.P. Morgan’s recommended system configuration; (b) provide J.P. Morgan with all information reasonably necessary to setup or establish Service on the Customer’s behalf, including but not limited to specifying the country(ies) other than the United States of America (which countries must be approved for accessing the Service via the Internet by J.P. Morgan) in which any User (as defined below) will access the Service via the Internet and keep J.P. Morgan informed of any changes in countries where Users might access the Service via the Internet; (c) advise each of its employees, officers, agents or other persons accessing any Service by or on behalf of the Customer (“Users”) of his or her obligations hereunder or under any Service Material including but not limited to only using the Service via the Internet in the United States of America and in the countries approved for such use by J.P. Morgan. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

3. Security Procedures. The Service may be accessed by entering an appropriate user identification code and password (“Access Code”). The Customer agrees to have the appropriate officers within its company review and sign the JPMorgan ACCESS – Client Setup Form, including the designation of at least two security administrators who shall have equal authority (each a “Security Administrator”) in the Security Administrator Designation Form, which is located in the JPMorgan ACCESS – Client Setup Form. The Security Administrators of the Customer agree to perform the duties set forth herein, including identifying the individuals who are authorized to use the Service (“Authorized Users”). Each Security Administrator is also an authorized recipient on behalf of the Customer of (1) all Security Devices and (2) all other notices, documents and correspondence from J.P. Morgan, respecting the Service.

J.P. Morgan shall deliver to the Customer’s Security Administrators all documents and correspondence relating to Security Devices. The Security Administrator based upon such documents and correspondence will be required to create or alter certain Security Devices without disclosure to J.P. Morgan. The Customer’s issuance and dissemination of Security Devices to employees and other persons shall be under the exclusive control of the Customer’s Security Administrators. The Customer acknowledges that the security procedures for the Service have been designed to place the issuance and dissemination of Access Codes to Authorized Users under the control of Security Administrators. The Security Administrators will have the capability and responsibility of identifying Authorized Users who are to receive Access Codes, disseminating and controlling such Access Codes and the applicable JPMorgan ACCESS user entitlements, and restricting an Authorized User’s access to certain Service functions or granting access to all functions in accordance with J.P. Morgan’s standard procedures. In addition, if a Security Administrator is to obtain an Access Code to use the Service, other than in the capacity of a Security Administrator, he must obtain authorization for such Access Code via two Security Administrators not including himself. In the absence of a valid designation at any time, J.P. Morgan may direct materials otherwise deliverable to a Security Administrator to any Authorized Individuals. The Customer is aware that delivery of materials to a single individual poses a security risk to the Customer and assumes all associated risks. The Customer shall notify J.P. Morgan of any change of a Security Administrator by submission of a new, duly executed, Security Administrator Designation Form.

The Customer agrees that the two Security Administrators shall notify J.P. Morgan, in the manner described above, of any change in user status (e.g. adding a user, changing a user or deleting a user) designated user names, telephone numbers or user functions using the applicable electronic forms function in the Service or by submitting a Security Administrator Designation Form for Additions, Modifications and Deletions in each case setting forth any changes. J.P. Morgan may rely upon a current form until replaced or withdrawn by notice. Any change will be effective promptly following actual receipt and reasonable opportunity for J.P. Morgan to act thereon. The Security Administrators shall provide to J.P. Morgan, in writing or electronically upon J.P. Morgan’s request, a list of persons having been issued passwords and IDs permitting use of Software.

4. Customer Obligations. The Customer acknowledges that security administration is essential to the security of its data and that access to the Software and the Service be strictly limited by the Customer solely to those authorized by the Customer to use it. The Customer agrees to follow all security procedures as provided by J.P. Morgan. Although J.P. Morgan shall use reasonable efforts to promptly inform the Customer of a known breach of security affecting the Customer, J.P. Morgan assumes no duty to discover or report a possible breach of security, unauthorized disclosure or use of any Security Devices. J.P. Morgan reserves the right to change or supplement unilaterally its Security Devices or related procedures as described in this Service Guide. In any such event, J.P. Morgan shall endeavor to give the Customer prior written or electronic notice of such changes.

The Customer shall be solely responsible for the genuineness and accuracy, both as to content and form, of all instructions, messages and other communications properly received by J.P. Morgan as contemplated hereby. J.P. Morgan may conclusively presume that all business conducted using an Access Code emanates from an Authorized User and is conducted in the Customer’s name. J.P. Morgan is authorized to honor, rely and act upon any and all information and instructions from Authorized Users, whether or not authorized, which are transmitted in accordance with the agreed upon security procedures. J.P. Morgan shall have no obligation to act upon any instruction unless and until same is verified in accordance with such security procedures. The Service shall be used by the Customer only after the appropriate Access Code(s) have been created by means of the Security Devices created by the Customer’s Security Administrators. J.P. Morgan may suspend a Security Devise at any time if J.P. Morgan determines that the security or integrity of a Service is at risk. In connection with the foregoing, the Customer’s Security Administrators shall assure that such password and keys are given to the designated user. The Customer shall assure that Security Devices which are provided for a specific user are given to and used exclusively by that user for the security initialization process and, as required, to log into J.P. Morgan’s electronic services. It is understood that the security procedures used by the parties are designed to verify the authenticity of, and not to detect errors in instructions.

5. Secure eMail.

The Customers using the Service will have access to a secured email client (the “e-mail Client”) for the transmission of electronic mail (“e-mail”) between the Customer and J.P. Morgan (“e-mail Service”). The Customer shall use the Service solely for the Customer’s business use. The Customer acknowledges that the e-mail Client is not intended for the transmission of instructions to transfer cash, securities or other assets. The Customer shall not transmit, and J.P. Morgan shall have no obligation to act upon, any such instructions. The Customer acknowledges that in the event of the termination or suspension of the Service the Customer will be prohibited from accessing e-mails stored on the designated server.

6. Message Notification:

The Customer may request the transmission of an electronic notification upon the occurrence of certain account-related transactions. Such notification may be sent to devices capable of receiving text messages sent by e-mail, such as alphanumeric pagers and cellular phones. The Customer is responsible for setting up and maintaining the accuracy of the messaging components and conditions which will trigger the transmission of the electronic notification, including but not limited to the e-mail address the Customer designates to receive the information, and J.P. Morgan will have no liability in connection therewith. Any modification of such messaging components and conditions will be effective when J.P. Morgan has received same and has had a reasonable opportunity to act upon it.

7. Warranties:

THE CUSTOMER REPRESENTS AND WARRANTS TO J.P. MORGAN THAT: (A) THE CUSTOMER AND ITS USERS WILL ONLY USE THE SERVICE FOR LAWFUL PURPOSES AND IN ACCORDANCE WITH J.P. MORGAN’S REASONABLE INSTRUCTIONS, RULES, POLICIES, SPECIFICATIONS, TERMS AND CONDITIONS, AND OPERATING PROCEDURES, AS WELL AS ALL ELECTRONIC FUNDS TRANSFER LAWS AND REGULATIONS AND INDUSTRY RULES, INCLUDING BUT NOT LIMITED TO THE OPERATING RULES AND GUIDELINES OF THE NATIONAL CLEARING HOUSE ASSOCIATION AND CARD ASSOCIATION RULES, IF APPLICABLE, AND WILL NOT VIOLATE ANY LAW OF ANY COUNTRY OR THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY; (B) THE CUSTOMER AND ITS USERS WILL NOT (I) PROVIDE, DISCLOSE, DIVULGE OR MAKE AVAILABLE TO, OR PERMIT USE OF THE SERVICE BY, ANY THIRD PARTY; WITHOUT J.P. MORGAN’S PRIOR WRITTEN CONSENT OR AS EXPRESSLY AUTHORIZED HEREIN (II) ENGAGE IN SPAMMING, MAILBOMBING, SPOOFING OR ANY OTHER FRAUDULENT, ILLEGAL OR UNAUTHORIZED USE OF THE SERVICE; (III) INTRODUCE OR TRANSMIT, WITHOUT LIMITATION, THROUGH THE SERVICE, OR OTHERWISE, “JUNK MAIL”, “CHAIN LETTERS” ANY VIRUS, WORM, OR OTHER DESTRUCTIVE ELEMENT; (IV) REMOVE, OBSCURE OR ALTER ANY COPYRIGHT NOTICE, TRADEMARKS OR OTHER PROPRIETARY RIGHTS NOTICES AFFIXED TO OR CONTAINED WITHIN THE SERVICE.

THE CUSTOMER FURTHER REPRESENTS AND WARRANTS TO J.P. MORGAN THAT THE CUSTOMER HAS ACCURATELY DESIGNATED IN WRITING TO J.P. MORGAN THE GEOGRAPHIC LOCATION OF ITS USERS AND SHALL PROVIDE ANY UPDATES OR CHANGES TO SUCH INFORMATION TO J.P. MORGAN. WITH RESPECT TO THE OBLIGATIONS OF THE CUSTOMER UNDER THIS SECTION, THE CUSTOMER SHALL BE RESPONSIBLE FOR, AND SHALL INDEMNIFY, DEFEND AND HOLD J.P. MORGAN HARMLESS FROM AND AGAINST, ANY AND ALL CLAIMS, DAMAGES, COSTS, DEMANDS, EXPENSES, LIABILITIES AND LOSSES,

INCLUDING REASONABLE LEGAL FEES AND EXPENSES AND ANY AND ALL FINES AND PENALTIES, ARISING FROM THE (1) USE OF THE SERVICE OR (2) ACCESS OF THE SERVICE BY THE CUSTOMER OR ITS USERS IN GEOGRAPHIC LOCATIONS OTHER THAN THOSE DESIGNATED BY THE CUSTOMER IN WRITING TO J.P. MORGAN. SHOULD THE CUSTOMER RECEIVE NOTICE OF ANY CLAIM REGARDING THE SERVICE, THE CUSTOMER SHALL PROMPTLY PROVIDE J.P. MORGAN WITH A WRITTEN NOTICE OF SUCH CLAIM.

8. Proprietary Rights. All intellectual property rights in or relating to the Service, including any trademarks, service marks, logos, and trade names used in conjunction with the Services hereunder are the property of J.P. Morgan or its licensors and are protected by applicable copyright, patent, trademark and other intellectual property law. Except as provided herein, the Customer shall not reproduce, transmit, sell, display, distribute, establish any hyperlink to, provide access to, modify, or commercially exploit in whole or in part any part of the Service, without the prior written consent of J.P. Morgan.

U.S. DOLLAR FUNDS TRANSFER

1.	Credits of Incoming Wire Transfers. Deposits may be made to the Customer’s account by means of transfers of funds from other accounts at the Bank, other financial institutions or other parties. All funds received for credit to the Customer’s accounts will be credited in the same type of funds that J.P. Morgan receives unless J.P. Morgan notifies the Customer to the contrary. J.P. Morgan reserves the right to refuse or to limit any such credit. Advices of incoming payment orders will be delivered to the Customer by mail or by such other method as may be agreed upon by the Customer and J.P. Morgan, unless the Customer requests J.P. Morgan not to deliver such advices.

2.	Issuance of Payment Orders; Cut-Off Times. The Customer may issue payment orders against its accounts with J.P. Morgan by telephone, tested telex or electronically, as specified in the relevant Implementation Forms, subject to J.P. Morgan’s acceptance. The Customer authorizes J.P. Morgan to comply with all such payment orders. J.P. Morgan will debit the Customer’s account for the amount of each payment order accepted by J.P. Morgan. No restrictions upon the acceptance of payment orders by J.P. Morgan or upon the accounts which J.P. Morgan may debit will be binding unless agreed to in an Implementation Form or otherwise agreed in writing by J.P. Morgan.

Payment orders and other instructions will be received and processed only on J.P. Morgan’s U.S. dollar funds transfer business days (“Banking Days”) and within its established cut-off hours (which may vary depending upon the initiation method). Depending upon the initiation method, payment orders and other instructions received after J.P. Morgan’s established cut-off time for such method will either be (a) accepted and processed by J.P. Morgan on the following Banking Day, although J.P. Morgan will use reasonable efforts to process on the same day, or (b) ineffective, in which case they will have to be re-initiated by the Customer.

3.	Execution of Payment Orders. J.P. Morgan will determine the order in which it processes payment orders. In executing payment orders, J.P. Morgan may use the payment and communication systems in which J.P. Morgan participates, such as CHIPS, Fedwire and S.W.I.F.T. and J.P. Morgan may override instructions of the Customer regarding use of a payment system if J.P. Morgan deems it appropriate to route such payment order through an alternate equivalent system. Unless otherwise arranged, the Customer will be responsible for identifying the routing (i.e., intermediary and beneficiary banks) of all funds transfers.

In accepting a payment order issued in the Customer’s name, J.P. Morgan may rely upon the identifying number (such as Fedwire routing number or account number) of the beneficiary, the beneficiary’s bank or any intermediary bank, as instructed. Also, the beneficiary’s bank in the payment order may make payment on the basis of the identifying number even though it identifies a person different from the named beneficiary. Accordingly, the Customer will be responsible for the consequences of any inconsistency between the name and identifying number, as instructed, of any party in such a payment order.

If the Customer’s payment order bears the codeword “PRIORITY” in such field as J.P. Morgan specifies, J.P. Morgan will use reasonable efforts to move such payment order to the front of J.P. Morgan’s processing queue.

4.	Security Procedures. All payment orders issued in the Customer’s name are subject to verification by J.P. Morgan pursuant to the security procedures specified in the Implementation Form(s) completed and signed by the Customer, or in the Service Guides covering access products used by the Customer.

J.P. Morgan will deliver test key materials, authentication software and other authentication devices, user IDs, passwords, reference numbers, authorization codes, keys and other security procedure materials

(“Security Materials”) by a mutually agreed upon method to a person designated to receive same on the relevant Implementation Form or to a Security Administrator designated on a form supplied by J.P. Morgan. J.P. Morgan will not accept payment orders using the Security Materials until such Security Materials have been received and acknowledged. It is the Customer’s responsibility to treat the Security Materials with extreme care and to assure that the same are available only to authorized individuals. It is understood that the security procedures agreed upon by J.P. Morgan and the Customer are designed to verify the authenticity, and not the correctness, of payment orders and communications requesting amendment or cancellation of payment orders.

5.	Settlement of Funds Transfers; Authorized Account. The Implementation Forms may designate one or more demand deposit accounts at J.P. Morgan or an affiliate bank approved by J.P. Morgan, which will be used for wire transfer transactions initiated by the Customer. The Customer authorizes J.P. Morgan to debit such account(s), or if no account is designated, any account maintained by the Customer at J.P. Morgan, in connection with such transactions.

6.	Legality. The Customer will promptly procure and maintain in effect any and all licenses, permits or the like required by the governmental or regulatory authorities of any country to which funds transfers or other transactions are directed. The Customer hereby represents and warrants to J.P. Morgan that no payment order will be for a purpose prohibited by the laws or regulations of the United States or the country of any other party to the transaction, or in violation of United States trade, currency control, foreign asset control or other regulation or governmental order applicable at the date thereof.

J.P. Morgan will not execute payment orders or effect any other transaction hereunder where the beneficiary or other payee is a person or entity with whom J.P. Morgan is prohibited to do business by law or regulation or in any case where compliance would, in J.P. Morgan’s judgment, conflict with applicable law or good banking practice.

7.	Amendments, Cancellations and Recalls of Payment Orders; Debit Authorizations. The Customer authorizes J.P. Morgan to (a) accept and act upon requests for amendment, cancellation and recall of funds transfers or (b) debit a the Customer account upon receiving authorization to do so.

(i)	Any request for funds transfer amendment, cancellation or recall and any debit authorization must be given by one of the following methods: (A) tested telex, (B) authenticated S.W.I.F.T. message, (C) telephone at the telephone number designated from time to time by J.P. Morgan for that purpose, or (D) computer, internet or other electronic platform approved by J.P. Morgan for that purpose.

(ii)	Concurrently with any request given by telephone, the Customer must transmit a faxed request signed by an authorized signatory on the designated the Customer account with J.P. Morgan.

(iii)	In the case of amendment requests given by telephone, J.P. Morgan will place a callback to an authorized signatory on the designated the Customer account with J.P. Morgan other than the issuer of the amendment request.

Communications requesting amendment or cancellation of payment orders must be received at a time affording J.P. Morgan a reasonable opportunity to act prior to J.P. Morgan’s execution of the payment order.

If the Customer uses J.P. Morgan’s future advising Service, S.W.I.F.T. same day amendment and cancellation Service, or Multibank Payment Service, the provisions relating to amendment and cancellation in the Service Guides for such Services will prevail over this Section 8 to the extent of any inconsistencies.

8.	Notification Request. Upon the Customer’s request given by S.W.I.F.T message in such manner as J.P. Morgan specifies, electronic notification of the occurrence of account-related activity will be delivered to any party designated by the Customer to receive such notification. Electronic notification may be sent to devices capable of receiving text messages sent by e-mail, such as alphanumeric pagers and cellular phones.

9.	Conflict. In the event of any conflict between these terms and any Funds Transfer Implementation Form, the Funds Transfer Implementation Form will control.

EXHIBIT 1

Addendum to Subscription Agreement

for Investment by

[Fund of Funds]

in

[Hedge Fund]

JPMorgan Chase Bank N.A. is executing this form solely in its capacity as the custodian for the beneficial owner. All obligations, rights, responsibilities, representations, warranties, agreements, indemnities and the like provided for, in or resulting from the execution of this form and all associated documents are solely those of the beneficial owner.

E-1

EXHIBIT 2

INVESTMENT NOTIFICATION

Fax Investment Notification to:

JPMorgan Chase Bank, N.A.

(203) 413 2655

Type:	(New Investment, Add-On)

Fund Name:
Wire Amount:
Settlement Date:

Fund Contact:
Phone #:
Fax #:
Address:
Email:

Fund Wiring Instructions:

Additional Comments:

Redemption:
Fund Name:
Redemption Amount/# of shares to be Redeemed:
Settlement Date:
Fund Contact:
Phone #:

E2-1

INVESTMENT NOTIFICATION

(continued)

SWITCH

FROM:
Fund Name:
Fund Contact:
Phone #:
Amount:
Settlement Date:
Share Class Switch:
Currency:

TO:
Fund Name:
Fund Contact:
Phone #:
Amount:
Settlement Date:
Share Class Switch:
Currency:

Fund Wiring Instructions: (If Applicable)

Additional Comments:

SIGNATURES OF TWO AUTHORIZED PERSONS:

Date:

Date:

E2-2